UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2004

WILSON BROTHERS USA, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51095	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1072 U.S. Highway 175 Kaufman, Texas	75142
(Address of principal executive offices)	(Zip Code)

(972) 962-5484

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of December 22, 2004, Wilson Brothers USA, Inc. (the “Company”) appointed James R. Emmons, current Chief Financial Officer of Numo Manufacturing, Inc., a wholly-owned subsidiary of the Company (“Numo”), as the Company’s Chief Accounting Officer. Mr. Emmons will continue as Numo’s Chief Financial Officer, a position he has held since May 2004. From 1995 to 2003, Mr. Emmons served as Vice President, Chief Financial Officer of Arteriors Import Trading Company. Mr. Emmons received his B.B.A. in accounting and finance from the University of Texas at Arlington.

Mr. Emmons has not entered into an employment agreement with the Company or any of its affiliates and there is no other arrangement or understanding between Mr. Emmons and any other person pursuant to which he was selected as an officer, nor are there or have there been in the past two fiscal years or currently proposed any transactions involving amounts greater than $60,000 to which the Company or any of its affiliates were a party and in which Mr. Emmons had a direct or indirect material interest. There are no family relationships between Mr. Emmons and any directors or executive officers of the Company.

Item 8.01 Other Events.

The Company is in the process of consolidating the operations of Houze Glass, Inc., a wholly-owned subsidiary of the Company (“Houze”), with Numo. Effective as of December 22, 2004, the Company ceased operations of Houze and will produce all Houze orders at its Numo manufacturing facility effective as of January 3, 2005. The costs associated with the closing of Houze are not quantifiable at this time; however, such costs are not expected to be material to the Company. The Company will file an amendment to this Form 8-K in the event it determines that the Houze closing will cause it to incur material charges under applicable generally accepted accounting principles.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BROTHERS USA, INC.

Date: December 28, 2004	By:	/s/ James R. Emmons
James R. Emmons
Chief Accounting Officer

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